Exhibit (i)

[Dechert LLP Letterhead]

April 18, 2008

American Independence Funds Trust
335 Madison Avenue, Mezzanine
New York, NY 10017

Re:	The American Independence Funds Trust
(File Nos. 333-124214 and 811-21757)

Ladies/Gentlemen:

We have acted as counsel for The American Independence Funds Trust (the “Trust”), a trust duly organized and validly existing under the laws of the state of Delaware, in connection with Post-Effective Amendment No. 11 to the Trust's Registration Statement on Form N-1A (the “Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of common shares of beneficial interest of the Ultra Short Bond Fund, U.S. Inflation-Indexed Fund, International Bond Fund, and Global Inflation-Indexed Hedged Fund (together, the “Funds”) of the Trust (the “Shares”). We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Trust Instrument and its By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to Post-Effective Amendment No. 11 to the Registration Statement have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in Post-Effective Amendment No. 11 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust's Registration Statement to be dated on or about April 18, 2008 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP